EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ICRYSTAL, INC.

ICRYSTAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1. The name of the Corporation is ICRYSTAL, INC. The Corporation was originally incorporated under the name Cable Group South, Inc., then changed its name to SoftNet Industries, Inc., then changed its name to I CRYSTAL, INC., then changed its name to ICRYSTAL, INC.

2. The date of filing of the Corporation's original Certificate of Incorporation was October 5, 1994.

3. The Amended and Restated Certificate of Incorporation of the Corporation as provided in Exhibit “A” hereto was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4. Pursuant to Section 245 of the Delaware General Corporation Law, approval of the shareholders of the Corporation has been obtained.
5. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit “A” attached hereto and is hereby incorporated by reference.

IN WITNESS WHEREOF, the undersigned has signed this certificate this 19th day of August, 2004, and hereby affirms and acknowledges, under penalty of perjury, that the filing of this Amended and Restated Certificate of Incorporation is the act and deed of ICRYSTAL, INC.

ICRYSTAL, INC.
By:	/s/ DAVID LOFLIN
David Loflin President

EXHIBIT “A”
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ICRYSTAL, INC.

ARTICLE ONE
The name of the corporation is ICRYSTAL, INC.
ARTICLE TWO
The period of the corporation's duration is perpetual.
ARTICLE THREE
The purpose or purposes for which the corporation is organized are to engage in and transact any or all lawful business for which corporations may be incorporated under the Delaware Corporation Laws.
ARTICLE FOUR
The total authorized capital stock of the corporation is:
80,000,000 shares of common stock, with a par value of $0.01 per share; and

20,000,000 shares of preferred stock, with a par value of $0.01 per share, with voting rights, and that may be convertible to common stock of the corporation. Such stock may be issued from time to time without action by the stockholders for such consideration as may be determined, from time to time, by the Board of Directors and such shares so issued shall be deemed fully paid stock, and the holders of such stock shall not be liable for any further payments thereon. Further, the preferred stock may be issued in one or more series, from time to time, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited or no voting powers) and such designations, powers, preferences, and relative, participating, optional, redemption, conversion, exchange, or other special rights, and such qualifications, limitations, or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provide by law, to adopt any such resolution or resolutions.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares, consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE SIX
Directors shall be elected by majority vote. Cumulative voting shall not be permitted.
ARTICLE SEVEN

The street address of the registered office of the corporation is 3511 Silverside Road, Suite 105, Wilmington, New Castle County, Delaware 19810, and the name of its registered agent at such address is Delaware Registry, Ltd.

ARTICLE EIGHT

The Bylaws shall fix the number of directors. The names and addresses of the persons who will serve as the directors until the next annual meeting of the stockholders, or until their successors are elected and qualified are:

Name	Address
David Loflin	5555 Hilton Avenue
Suite 207
Baton Rouge, LA 70808

Waddell D. Loflin	5555 Hilton Avenue
Suite 207
Baton Rouge, LA 70808
ARTICLE NINE
The name and address of the incorporator is:
Name	Address
David E. Mead	P.O. Box 285
Hermitage, TN 37076
ARTICLE TEN

No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options, or other securities convertible into any class of stock of the corporation, but any stock authorized by these Articles or any such additional authorized stock or securities convertible into any stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations, or associations for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of these Articles.

ARTICLE ELEVEN

The initial Bylaws shall be adopted by the Board of Directors. The Board of Directors may amend or repeal the Bylaws or adopt new Bylaws, unless: (1) these Articles of Incorporation or the Delaware General Corporation Law reserves the power exclusively to the shareholders in whole or in part; or (2) the shareholders in amending, repealing, or adopting a particular bylaw expressly provide that the Board of Directors may not amend or repeal that bylaw. Unless these Articles of Incorporation or a bylaw adopted by the shareholders provides otherwise as to all or some portion of the corporation's Bylaws, the corporation's shareholders may amend, repeal, or adopt the corporation's Bylaws even though the Bylaws may also be amended, repealed, or adopted by the Board of Directors.

ARTICLE TWELVE

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Delaware. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.